Exhibit 23
Consent Of Independent Registered Public Accounting Firm
Board of Directors
First Franklin Corporation
Cincinnati, Ohio
     We consent to incorporation by reference in Registration Statement No. 333-132518 on Form S-8 of First Franklin Corporation of our Report of Independent Registered Public Accounting Firm, dated February 12, 2007, on the consolidated balance sheet of First Franklin Corporation as of December 31, 2006 and 2005, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the three years in the period ended December 31, 2006, which reports appear in First Franklin Corporation’s 2006 Annual Report to Stockholders and are incorporated by reference into the Form 10-KSB of First Franklin Corporation for the year ended December 31, 2006.
/s/ Clark, Schaefer, Hackett & Co.
Cincinnati, Ohio
March 23, 2007